UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐ ☒ ☐ ☐	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2003 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Wednesday, May 14, 2003, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1.    To elect a Board of Directors consisting of 10 persons to serve for the ensuing year;

2.    To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2003;

3.    To consider the adoption of the Company’s Omnibus Incentive Plan;

4.    To consider an amendment to the Company’s Bylaws to change the number of directors to not less than three nor more than fifteen; and

5.    To transact such other business as may properly come before the meeting.

It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2002 is being mailed to you with this Notice and the Proxy Statement.

You are cordially invited to attend the meeting.

By Order of the Board of Directors

Leslie A. Grandis

Secretary

April	2, 2003

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2003

The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held May 14, 2003, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about April 2, 2003. The Board of Directors has fixed the close of business on March 17, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,839,775 shares of Common Stock were outstanding and entitled to vote at the meeting.

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

April	2, 2003

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of January 31, 2003, except as otherwise noted, by (i) each director; (ii) each person named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and persons named in the Summary Compensation Table as a group. For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Common Stock		Percent
Alan I. Kirshner	67,622	(a)	*
Anthony F. Markel	369,072	(b)	3.75%
Steven A. Markel	526,784	(c)	5.36%
Darrell D. Martin	49,359	(d)	*
Thomas S. Gayner	26,145	(e)	*
Douglas C. Eby	6,031		*
Leslie A. Grandis	19,114	(f)	*
Stewart M. Kasen	11,550		*
Gary L. Markel	335,969	(g)	3.42%
Jay M. Weinberg	500		*
Jeremy D. Cooke	10,614	(h)	*
Paul W. Springman	21,592	(i)	*
All directors and persons named in the Summary Compensation Table as a group	1,420,507	(j)	14.42%
Robert E. Torray & Co., Inc. Torray Corp. Robert E. Torray 6610 Rockledge Drive, Suite 450 Bethesda, MD 20817	703,618	(k)	7.15%
Ariel Capital Management, Inc. John W. Rogers, Jr. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	1,156,731	(l)	11.76%

*	Less than 1% of class.

(a)	Includes 231 shares held by Mr. Kirshner’s wife as to which he disclaims beneficial ownership.

(b)	Includes 40,046 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,657 shares held as trustee for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel’s wife as to which shares he disclaims beneficial ownership. Includes 92,002 shares pledged by Mr. Anthony F. Markel to secure delivery obligations under prepaid variable forward contracts.

(c)

Mr. Steven A. Markel’s business address is 4521 Highwoods Parkway, Glen Allen, VA 23060. Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 23,384 shares held as co-trustee for the benefit of Mr. Kirshner’s children, 23,845 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel’s children, 4,040 shares owned by Mr. Steven A. Markel’s children and 16,800 shares held as trustee under a trust for non-employee directors under the Company’s 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.

(d)	Includes 10,000 shares represented by options granted under the Company’s 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2002. Includes 3,500 shares held by Mr. Martin’s wife as to which shares he disclaims beneficial ownership.

(e)	Includes 447 shares held as trustee for the benefit of his wife. Includes 2,000 shares held by Mr. Gayner’s wife.

(f)	Includes 525 shares held by Mr. Grandis’ wife as to which shares he disclaims beneficial ownership.

(g)	Includes 23,845 shares held as co-trustee with Mr. Steven A. Markel for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 300,830 shares held by the Markel Family Limited Partnership. Mr. Gary L. Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 2,444 shares held in trust for his child and for which Mr. Gary L. Markel is trustee and partial beneficiary. Includes 2,850 shares held as trustee for the benefit of his child.

(h)	Includes 5,000 shares represented by options granted under the Company’s 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2002.

(i)	Includes 4,200 shares held by Mr. Springman’s wife as to which he disclaims beneficial ownership.

(j)	Includes 15,000 shares represented by options granted under the Company’s 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2002. Includes 169,758 shares as to which beneficial ownership is disclaimed.

(k)	Based upon an Amended Schedule 13G filed by the named individual and entities on March 21, 2003. Robert E. Torray & Co., Inc. has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer, Mr. Douglas C. Eby, President of Robert E. Torray & Co., Inc., exercises no voting or investment control over these Markel shares.

(l)	Based upon an Amended Schedule 13G filed by the named individual and entity on February 4, 2003.

ELECTION OF DIRECTORS

Nominees

A board of ten directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors presently consists of the ten directors who are named below as nominees. The size of the Board was increased to ten and Mr. Weinberg was elected to fill the resulting vacancy in March 2003.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table as of December 31, 2002.

It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, the ten nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

Name, Age, Positions with the Company or Principal Occupation for Past Five Years, and Other Information	Director Since
ALAN I. KIRSHNER, 67 Chairman of the Board of Directors and Chief Executive Officer since September 1986. President from 1979 to March 1992.	1978

ANTHONY F. MARKEL, 60 President and Chief Operating Officer since March 1992. Executive Vice President from 1979 to March 1992. Director of Hilb, Rogal and Hamilton Company.	1978

STEVEN A. MARKEL, 54 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive Vice President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.	1978

DARRELL D. MARTIN, 54 Executive Vice President and Chief Financial Officer since March 1992. Chief Financial Officer since 1988.	1991

THOMAS S. GAYNER, 41 Chief Investment Officer since January 2001. Vice President, Equity Investments from May 1995 to December 2000. President, Markel Gayner Asset Management Corporation, an investment advisory subsidiary of the Company, since December 1990.	1998

DOUGLAS C. EBY, 43 President of Robert E. Torray & Co. Inc., an independent money management firm located in Bethesda, Maryland. Vice President of The Torray Fund, an investment fund managed by Robert E. Torray & Co. Inc.	2001

LESLIE A. GRANDIS, 58 Secretary since February 1989. Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust, Inc.; CSX Trade Receivables Corporation.	1987

Name, Age, Positions with the Company or Principal Occupation for Past Five Years, and Other Information	Director Since

STEWART M. KASEN, 63 President, CEO and Director, S&K Famous Brands, Inc., Richmond, Virginia, since April 2002, President, Schwarzschild Jewelers, Richmond, Virginia, from September 2001 to April 2002. Private investor from October 1999 to August 2001. Chairman, President and Chief Executive Officer of Factory Card Outlet Corp. from May 1998 to October 1999; Factory Card Outlet filed a petition for bankruptcy on March 23, 1999. Private Investor from 1996 to 1998. Director of K2 Inc.; Department 56, Inc.; and The Singer Companies.	1987

GARY L. MARKEL, 56 President, Gary Markel & Associates, Inc., St. Petersburg, Florida, an independent insurance agency, since December 1984. President, Gary Markel Surplus Lines Brokerage, Inc.	1978

JAY M. WEINBERG, 70 Chairman, Hirschler Fleischer, a professional corporation, attorneys-at-law, member of firm since 1959. Director of First Capital Bank.	2003

Section 16(a) Beneficial Ownership Reporting Compliance

During 2002, due to inadvertent administrative oversight, each of Paul Springman and Thomas Gayner was late in filing one report under Section 16 of the Securities Exchange Act of 1934 with respect to the acquisition by each of 1,000 shares of Common Stock pursuant to the exercise of employee stock options.

Committees of the Board of Directors

The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

Audit Committee members for 2002 included Mr. Kasen, Mr. Grandis and Mr. Eby, with Mr. Kasen serving as Chairman. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as defined in the applicable listing standards of the New York Stock Exchange. Compensation Committee members during 2002 were Mr. Kasen (Chairman), Mr. Eby and Mr. Gary Markel.

During 2002 the Board of Directors held four regular meetings. There were seven meetings of the Audit Committee and three meetings of the Compensation Committee during 2002.

Compensation of Directors

Each non-employee director received for services as a director during 2002 an annual fee of $10,000, plus $1,250 for each regular director’s meeting attended and reimbursement of expenses incurred in connection with attending meetings. Committee members received a fee of $1,250 for each committee meeting attended on a day other than a regularly scheduled board meeting. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (the “Stock Plan”). Under this plan amounts specified by a director are withheld from a director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition the Company provides a “bonus” of 10% of the net increase in shares owned under the plan in a calendar year. Mr. Eby participated in the Stock Plan during 2002, purchasing 112 shares for approximately $22,500. The Company also offers loans to all employees and non-employee directors to facilitate the purchase of shares under this plan. To comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), effective as of July 30, 2002 executive officers and directors may no longer receive new loans under the Stock Plan. Messrs. Kasen, Grandis and Eby have previously borrowed under the Stock Plan. See “Certain Transactions.”

Non-employee Director Stock Option Plan

In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company’s Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of Common Stock upon exercise of options. At December 31, 1999, three non-employee directors had exercised options and deferred receipt of shares under the Directors Plan. During 2002, Mr. Gary Markel received 1,250 shares for which receipt had been deferred.

Family Relationships

Anthony F. Markel and Gary L. Markel are brothers, and Steven A. Markel is their first cousin.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s Chief Executive Officer and other officers.

SUMMARY COMPENSATION TABLE(1),(2)

		Annual Compensation					Other Annual Compensation			All Other Compensation ($)(3)
Name and Principal Position	Year	Salary ($)		Bonus ($)
Alan I. Kirshner Chairman and CEO	2002 2001 2000	$ $ $	403,462 395,000 395,000	$ $ $	0 0 158,000			— — —		$ $ $	100,947 133,417 149,300
Anthony F. Markel President and COO	2002 2001 2000	$ $ $	403,462 395,000 395,000	$ $ $	0 0 158,000			— — —		$ $ $	131,046 118,819 110,872
Steven A. Markel Vice Chairman	2002 2001 2000	$ $ $	403,462 395,000 395,000	$ $ $	0 0 158,000			— — —		$ $ $	101,737 91,981 86,094
Darrell D. Martin Executive Vice President and CFO	2002 2001 2000	$ $ $	326,923 320,000 320,000	$ $ $	0 0 128,000			— — —		$ $ $	46,079 45,589 58,148
Thomas S. Gayner Chief Investment Officer	2002 2001 2000	$ $ $	250,000 225,000 200,000	$ $ $	271,586 320,278 267,146	(4)		— — —		$ $ $	28,358 27,602 28,553
Paul W. Springman Executive Vice President	2002 2001 2000	$ $ $	343,269 315,000 300,000	$ $ $	455,000 167,000 369,200		$	— — 87,531	(5)	$ $ $	55,853 74,284 24,415
Jeremy D. Cooke President, Markel International	2002 2001 2000	$ $ $	443,167 401,583 358,833	$ $ $	450,000 207,375 197,500		$ $ $	626,150 593,853 617,982	(6) (6) (6)	$ $ $	31,215 23,514 26,920

(1)	In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of persons named in the Summary Compensation Table or directors. This table also excludes for each person named in the Summary Compensation Table the value of perquisites if they do not exceed the lesser of $50,000 or 10% of bonus and salary for such person.

(2)	At December 31, 2002, Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner held restricted bonus shares received in connection with the Company’s 1998 stock loan plan. The number of shares held and their value at December 31, 2002 was 49 and $9,970; 12 and $2,374; 7 and $1,495; and 13 and $2,581, for Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner, respectively. If dividends were paid on shares of Common Stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the near future.

(3)

Amounts shown in this column include the Company’s contributions under the Company’s Retirement Savings (401k) Plan in the amount of $18,000 for each person named in the Summary Compensation Table. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $82,947 for Mr. Kirshner, $113,046 for Anthony Markel and $83,737 for Steven Markel pursuant to Employment Agreements which provide for deferred compensation and earnings thereon. Includes for Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner, $28,079, $7,615, $37,853 and $10,358, respectively, representing the difference between the interest rate charged on loans made to them under the Company’s stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). Includes $5,600 for Mr. Cooke as a Company Incentive Payment under the stock loan plan. See “Certain Transactions.” In accordance with applicable rules the information in this footnote relates only to 2002.

(4)	Includes bonus derived from the revenues of Markel Gayner Asset Management Corporation, an investment advisory subsidiary of the Company, and a $75,000 discretionary bonus.

(5)	Represents relocation expenses reimbursed by the Company during 2000.

(6)	Includes $367,376 and $204,100 in 2002, $345,765 and $194,209 in 2001, and $364,037 and $193,457 in 2000 for tax equalization payments and foreign housing allowance, respectively, related to Mr. Cooke’s overseas assignment. The Company is entitled to a repayment from Mr. Cooke pursuant to tax equalization agreements with him when his calendar year tax returns are completed and filed, and these amounts have been reported as a reduction in this footnote. See “Certain Transaction—Other Transactions.” Mr. Cooke was not an executive officer of Markel Corporation as of the end of 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Messrs. Kasen, Eby and Gary Markel are members of the Compensation Committee of which Mr. Kasen is Chairman. Historically, the Compensation Committee has had responsibility for establishing and reviewing the compensation of the Chairman and CEO, the Vice-Chairman, the President, and the Executive Vice President & Chief Financial Officer (“Senior Executive Officers”), and administering incentive stock plans. Compensation for other executive officers was recommended by the Vice-Chairman and the President. Beginning in 2003, the Compensation Committee will approve compensation for all other executive officers as well as the Senior Executive Officers.

The Company’s compensation packages for Senior Executive Officers for 2002 consisted of base salary, annual performance based bonuses, contributions to retirement plans and in the case of Messrs. Kirshner, Anthony Markel and Steven Markel, deferred compensation benefits.

In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. Annual base salaries for Senior Executive Officers were set at $450,000 ($365,000 for Mr. Martin) effective as of November 1, 2002. Effective in January 2003, base salaries for Messrs. Springman and Gayner were set at $400,000 each. In establishing salaries, including Mr. Kirshner’s salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company’s operating performance.

In addition to base salary, the Company has approved a bonus plan for Senior Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock (the “Executive Bonus Plan”). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices. Bonuses for other executive officers for 2002 were based primarily on underwriting results for operational officers and a discretionary award based on investment results and advisory fee income for the chief investment officer. Effective for 2003, Mr. Gayner is no longer entitled to receive any bonus derived from the revenues of Markel Gayner Asset Management Company.

Bonus Plan For Senior Executive Officers

Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. The five year average growth in book value for the year ended December 31, 2002 was 5% and no bonus  was earned by Senior Executive Officers for 2002. For calendar year 2003 the Compensation Committee, after considering the effect of a lower interest rate environment for the past several years, has established the following bonus plan for Senior Executive Officers.

5 Year Average Compound Growth In Adjusted Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%
Over 24%	Discretionary

For purposes of this plan, book value calculations are adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

The Committee has not historically made annual stock option grants to executive officers but has made grants from time to time to attract new officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company’s legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the U.S. compensation to be paid to any executive officer during the fiscal year ending December 31, 2003 will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee’s objectives for management compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Stewart M. Kasen, Chairman, Douglas C. Eby, Gary L. Markel

Performance Graph

The following graph compares the cumulative total return (based on share price) on the Company’s Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

	1997	1998	1999	2000	2001	2002
Markel Corporation	100	116	99	116	115	132
S&P 500	100	129	156	141	125	97
Dow Jones Property & Casualty Insurance	100	95	70	115	110	103

*	$100 invested on 12/31/97 in stock or index—including reinvestment of dividends. Fiscal years ending December 31.

Employment Agreements

The Company has entered into employment agreements with Mr. Kirshner, Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause. The agreements provide for a base annual salary, currently $450,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive’s death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, and certain additional benefits.

The employment agreements also provide each executive with a deferred compensation benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive’s base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The deferred compensation benefit is payable at a time elected by the executive upon at least six month’s advance notice or failing an election upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2002, are included in the Summary Compensation Table in the “All Other Compensation” column.

The Company has entered into a similar agreement with Mr. Martin at a current annual base salary of $365,000. The agreement with Mr. Martin does not provide for deferred compensation benefits.

The Company has an understanding with Mr. Cooke set forth in a memorandum dated August 16, 2000, concerning the terms of his employment. The understanding reflects a commitment on Mr. Cooke’s part to serve until at least August 2003 and provide at least nine months notice if he does not intend to serve beyond that date. The Company will provide 12 months notice of termination except in the case of termination for cause. The understanding also provides for a base annual salary, currently $500,000, payment by the Company of housing costs for Mr. Cooke in the U.K., a tax equalization agreement to reimburse Mr. Cooke for potential adverse tax consequences of his overseas assignment, and certain additional benefits.

Certain Transactions

Loan Program

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program is designed to facilitate the purchase of shares of the Company’s Common Stock. The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased through the Loan Program. In 1998, an additional restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. In 2000, the Loan Program was further amended to eliminate the restricted share award feature on a prospective basis and instead to provide for an incentive payment if the Company’s growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

The incentive payment feature applicable to the “grandfathered” loans for executive officers and directors is based on a five-year compound annual growth in book value (“Company Incentive Payment”) as follows:

5 year Average Compound Annual Growth in Adjusted Book Value Per Share	Company Incentive Payment as % of Original Loan Balance
Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

For these purposes, book value is adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

The five-year average compound growth in adjusted book value per share for 2002 was 5% and accordingly no Company Incentive Payment was made under the Loan Program.

One-half of the calculated annual incentive payment will be applied to a participant’s outstanding indebtedness to reduce the amount of the required balloon payment or the loan balance and one-half of the calculated annual incentive payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the participant by March 31 of a given year.

Messrs. Kasen and Grandis, non-employee directors, participated in the Loan Program in 1997, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000. Mr. Eby participated in the Loan Program during 2001, borrowing $1,000,000 to purchase 5,494 shares. Mr. Eby received 275 bonus shares valued at $50,000 in connection with this purchase.

All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Cooke, Gayner, Martin, Springman and Eby and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee’s termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company’s prior consent.

The largest aggregate amount of principal and interest outstanding during 2002 on stock loans made to the named officers and directors was as follows: Jeremy D. Cooke—$233,672; Douglas C. Eby—$1,030,000; Thomas S. Gayner—$309,258; Leslie A. Grandis—$356,229; Stewart M. Kasen—$356,229; Darrell D. Martin—$861,666; Paul W. Springman—$1,167,223.

Other Transactions

In April 2000 the Company made a loan to Mr. Kirshner in the amount of $859,000. This loan was made to induce Mr. Kirshner to agree to a restructuring of the supplemental retirement benefit accrued under his employment agreement. Had Mr. Kirshner not agreed to such a restructuring, approximately $660,000 would have been non-deductible compensation expense to the Company. The loan to Mr. Kirshner is in the form of a demand note that bears interest at 8% per annum, the same rate at which interest accrues on the deferred compensation benefits payable to Mr. Kirshner. Mr. Kirshner repaid this loan during 2002. The largest aggregate amount of principal and interest outstanding on this loan during 2002 was $517,860.

Mr. Kirshner’s spouse and son-in-law are each employed by a Company subsidiary on an arm’s length basis. For 2002, total compensation to Mr. Kirshner’s spouse was less than $60,000 and total compensation to Mr. Kirshner’s son-in-law was approximately $300,000, which includes a substantial bonus based on underwriting profit. In addition, Cre Run Enterprises, LLC, an entity controlled by Mr. Kirshner, purchased insurance on an arm’s length basis from Company subsidiaries during 2002 for total premiums of approximately $94,000.

In connection with tax equalization agreements, Mr. Cooke became obligated to reimburse the Company $280,180 during 2002. Mr. Cooke paid this amount in January 2003.

The Company owns a  1/7th interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s initial investment in Dominion was approximately $160,000. Steven Markel and Mr. Kirshner also own  1/7th interests in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market.

McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

The Company has outstanding options under the 1986 Stock Option Plan, which expired on November 3, 1996.

The following table provides information, as of December 31, 2002, concerning options held by the individuals included in the Summary Compensation Table.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Darrell D. Martin	—	—	10,000	—	1,637,500	—
Thomas S. Gayner	1,000	164,750	2,500	—	423,125	—
Paul W. Springman	1,000	164,750	—	—	—	—
Jeremy D. Cooke	—	—	5,000	—	592,500	—

(1)	Difference between fair market value and exercise price on date of exercise.

(2)	Difference between fair market value and exercise price at fiscal year end.

Equity Compensation Plan Information

The following table presents information as of December 31, 2002 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance. The table does not include securities that may be issuable under the Markel Corporation Omnibus Incentive Plan, which is being submitted to shareholders for approval at the annual meeting.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plans Approved by Shareholders	23,615	$49.51	0

Equity Compensation Plans Not Approved by Shareholders	6,114	$0	116,971[2]

Total	29,729	$39.33	116,971

[1]	Amounts exclude any securities to be issued upon exercise of outstanding options.
[2]	Amount includes 74,414 shares of Common Stock eligible for purchase on the open market under the Markel Corporation Employee Stock Purchase and Bonus Plan, and 42,557 shares of Common Stock reserved and available for grant under the Octavian Stock Option Plan.

Summary Description of the Company’s Equity Compensation Plans Not Approved by Shareholders

Markel Corporation Employee Stock Purchase and Bonus Plan

The Employee Stock Purchase and Bonus Plan (“Stock Plan”) provides a method for employees and directors to purchase shares of the Company’s Common Stock on the open market. The Stock Plan has not been approved by shareholders. The Stock Plan provides for the award of bonus shares to participants at the rate of 10% of the net increase in the number of shares of Common Stock purchased through the Stock Plan by a participant in a given year.

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program also provides for the award of bonus shares to participants at the rate of 5% of the new shares purchased through the Loan Program. The Loan Program also provides for an incentive payment if the Company’s growth in book value goals are met.

Octavian Stock Option Plan

In connection with the Company’s acquisition of Markel International, the Company provided for the conversion of options under Markel International’s Octavian Stock Option Plan (“Octavian Plan”) into options to purchase Company Common Stock. The Octavian Plan has not been approved by shareholders. The Octavian Plan provides for the grant of options to former and current members of management of Octavian (now Markel Syndicated Management Limited) based on profit commissions receivable by Markel Syndicate Management for the 1997 to 2000 years of account at Lloyd’s. The options have a nominal exercise price and become exercisable on the January 1 next succeeding the date of grant, beginning January 1, 2001. All options issued after January 1, 2002 become immediately exercisable. Options expire seven years from the date of grant.

Compensation Committee Interlocks And Insider Participation

As noted earlier, the members of the Compensation Committee are Messrs. Kasen, Eby and Gary Markel. Mr. Kasen participated in the Company’s Loan Program during 1997 and as a result had indebtedness outstanding to the Company at December 31, 2002 of $307,076. Mr. Eby participated in the Company’s Loan Program during 2001 and as a result had indebtedness outstanding to the Company at December 31, 2002 of $988,926. See “Certain Transactions—Loan Program.”

Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned or controlled by Gary L. Markel, place insurance with and on behalf of the Company. During 2002, the Company paid $1,331,718 in commissions to those entities. In addition, Gary Markel Surplus Lines Brokerage, Inc. was involved in the placement of certain insurance coverages on behalf of the Company and received approximately $76,000 in connection with such placements.

SELECTION OF AUDITORS

KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of other independent auditors will be considered by the Board of Directors.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted by the Board of Directors. This charter was reviewed and revised in March 2003 and is attached as Appendix A to this Proxy Statement. The Committee’s primary function is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by KPMG LLP has been carried out in accordance with generally accepted auditing standards.

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by the independent auditors. The Audit Committee may delegate authority for pre-approval to one or more members of the Committee, provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

MEMBERS OF THE AUDIT COMMITTEE

Stewart M. Kasen, Chairman, Douglas C. Eby, Leslie A. Grandis

Audit Fees

The aggregate fees billed to the Company during 2002 and 2001 by KPMG LLP for audit services, including (i) actuarial audit support, (ii) subsidiary statutory audits, (iii) reviews of the consolidated financial statements included in the Company’s Forms 10-Q and 10-K and (iv) comfort letters and consents prepared in connection with SEC registration statements and filings, were $2,412,000 and $2,224,351, respectively.

Audit-Related Fees

The aggregate fees billed to the Company during 2002 and 2001 by KPMG LLP for audit-related services, including employee benefit plan audits and other audit-related services not otherwise reported in the preceding paragraph were $51,000 and $34,413, respectively.

Tax Fees

The aggregate fees billed to the Company during 2002 and 2001 by KPMG LLP for tax services, including tax consulting services and executive tax services, were $181,573 and $309,447, respectively.

All Other Fees

The aggregate fees billed to the Company during 2002 by KPMG LLP for all other services were $69,545, consisting primarily of fees for actuarial certifications. The aggregate fees billed to the Company during 2001 by KPMG LLP for all other services were $376,804, including actuarial services, consulting services regarding the organization of the information technology function in the UK and pension consulting services in the UK. None of the services provided by KPMG LLP consisted of financial information systems design or implementation services.

APPROVAL OF THE MARKEL CORPORATION OMNIBUS INCENTIVE PLAN

The Company has long provided incentives to increase shareholder value, and to attract, motivate, and retain the highest qualified employees and non-employee directors. The Markel Corporation Omnibus Incentive Plan (“Plan”) gives the Board of Directors the ability to provide incentives through issuance of cash, stock, restricted stock, and other stock-based awards.

The following summary of the material aspects of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is set forth as Appendix B to this proxy statement. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan.

General

The Plan provides for grants or awards of Restricted Stock, Restricted Stock Units, Performance Grants, and Stock Awards (collectively, “Incentive Awards”). The Plan does not authorize grants of stock options. Present and future employees of the Company and its subsidiaries and the Company’s outside directors are eligible to receive Incentive Awards under the Plan.

Stock Subject to Plan; Adjustments

The Board has reserved a total of 150,000 shares of Common Stock for use under the Plan. Shares necessary to satisfy awards under the Plan may be newly issued shares or shares acquired in open market or private transactions. If an Incentive Award expires, terminates without a delivery of shares (e.g., the award is settled in cash) or results in the forfeiture of shares back to the Company, the shares subject to such award will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan (and the number of shares and terms of any Incentive Award) may be adjusted in the event of any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Limitations on Incentive Awards

No more than 50,000 shares of Common Stock may be allocated to Incentive Awards granted or awarded to any individual Participant during any 36-month period.

The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the Plan will be $2,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

Administration

The Compensation Committee of the Board of Directors, or a subcommittee of the Compensation Committee (the “Committee”), administers the Plan. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the Plan, the Committee will have plenary authority to determine the terms of Incentive Awards.

Restricted Stock Awards

The Plan authorizes the grant of Restricted Stock awards on terms and conditions established by the Committee, which may include performance conditions. The terms and conditions will include the designation of a Restriction Period during which the shares are not transferable and are subject to forfeiture.

Restricted Stock Units

Restricted Stock Units may be granted on the terms and conditions established by the Committee, including conditioning the lapse of restrictions on the achievement of one or more performance standards. No shares are issued at the time of grant of Restricted Stock Units. Rather, upon lapse of the restrictions, a Restricted Stock Unit entitles a participant to receive a share of Common Stock or a cash amount equal to the fair market value of a share of Common Stock on the date the restrictions lapse.

Performance Grants

The Committee may make Performance Grants to any participant. Each Performance Grant will contain performance goals for the award established by the Committee, including the performance criteria to be used, the target and maximum amounts payable, and other terms and conditions. In the case of a participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the period of a Performance Grant, performance criteria will consist of one or more of the following as determined by the Committee: underwriting loss ratio; underwriting combined ratio; expense ratio; book value; investment return; return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of Common Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume. For a participant who is not a covered employee, a performance goal may relate to subjective performance factors established by the Committee. Each Performance Grant to a covered employee will be granted and administered to comply with the requirements of Section 162(m) of the Code.

The Committee will make all determinations regarding the achievement of performance goals. The performance goals for any Performance Grant made to a covered employee may be increased, but not decreased, by the Committee during the related performance period. Actual payments to a participant under a Performance Grant will be calculated by applying the achievement of the performance criteria or factors to the performance goal. Performance Grants will be payable in cash, shares of Common Stock or a combination of cash and shares of Common Stock. The Committee may not increase the amount payable upon achievement of the performance goals but may reduce or eliminate such payments except as otherwise provided in the terms of the Performance Grant.

Stock Awards

The Plan authorizes the making of Stock Awards pursuant to which the participant will become entitled to receive shares of Common Stock upon the satisfaction of the terms and conditions of the award. The Committee will establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award, including any performance restrictions.

Grants to Outside Directors

The Board of Directors has the authority to select outside directors to receive Incentive Awards and to determine the type of Incentive Award to be made, the terms and conditions thereof and the number of shares of Common Stock to be allocated thereto.

Change in Control

If a participant is involuntarily terminated without Cause, or voluntarily terminates with Good Reason, within 12 months after a Change in Control, all terms and conditions on Restricted Stock and Restricted Stock Units will be deemed satisfied and fully vested, and all Performance Grants and Stock Awards will be deemed to be fully earned and to be immediately payable.

Divisive Transactions

If a participant’s employer is involved in a Divisive Transaction, his or her outstanding Incentive Awards will be vested pro rata based on time and service, unless the Committee determines otherwise in its sole discretion.

Duration, Amendment and Termination

Unless sooner terminated by the Board of Directors, the Plan will terminate on March 5, 2013. No Incentive Awards may be made under the plan after its termination.

The Board may amend the Plan as it deems advisable, except that no change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to Incentive Awards unless such change is authorized by the Company’s shareholders (except as described above under “Stock Subject to Plan; Adjustments”). A termination or amendment of the Plan will not, without the consent of the participant, adversely affect a participant’s rights under an Incentive Award previously granted to him or her.

Restrictions on Transfer; Deferral

Except as otherwise permitted by the Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Committee may permit participants to elect to defer the issuance of common stock or the settlement of awards in cash under the Plan.

New Plan Benefits

Subject to shareholder approval of the Plan, the Committee has made Restricted Stock Unit awards to 14 employees. Under the terms of these awards, participants generally will be entitled to receive in 2004 a number of Restricted Stock Units equal to between one-fourth and three-fourths of the participants’ respective bonuses for the current 2003 year divided by the fair market value of the Company’s Common Stock on the date the 2003 bonus is determined. The restriction period for such awards is five years from the date of such determination. The number of Restricted Stock Units to be issued pursuant to these awards is dependent upon future events and therefore not determinable at this time. The following table shows the number and value of Restricted Stock Units that would have been awarded this year assuming that (i) the Plan had been in effect last year; (ii) similar Restricted Stock Unit awards had been made to the same employees last year; and (iii) the number of units to be issued pursuant to such hypothetical awards is determined under the formula described above using the employees’ bonuses for 2002 and the fair market value of the common stock on December 31, 2002.

OMNIBUS INCENTIVE PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units
Alan I. Kirshner	0	0
Anthony F. Markel	0	0
Steven A. Markel	0	0
Darrell D. Martin	0	0
Thomas S. Gayner	0	0
Paul W. Springman	288,750	1,405
Executive Group	288,750	1,405
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	919,142	4,473

Vote Required

Approval of the Markel Corporation Omnibus Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock voting at the Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

APPROVAL OF THE AMENDMENT TO THE COMPANY’S BYLAWS

The Company’s Bylaws currently authorize a number of Directors between three (3) and eleven (11), allowing the Board of Directors to fix the exact number within that range. At present, the Board consists of ten Directors. Increasing the upper end of the range from eleven to fifteen will provide the Company with greater flexibility to comply with the proposed New York Stock Exchange listing standards requiring a majority of independent directors.

As proposed, Article II, Section 2 of the Bylaws would be amended to read as follows:

Section 2.    Number.    The number of directors of the Corporation shall be not less than three nor more than fifteen, the exact number of directors to be fixed, from time to time, by a resolution of the Board of Directors.

Approval of the proposed amendment to the Company’s Bylaws requires the affirmative vote of the holders of a majority of the shares of common stock voting at the Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 4, 2003 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

For shareholder proposals not included in the Company’s proxy statement for the 2004 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 17, 2004 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

By Order of the Board of Directors

Leslie A. Grandis

Secretary

April	2, 2003

Appendix A

Markel Corporation

Audit Committee Charter

The Audit Committee (“the Committee”), of the Board of Directors (“the Board”) of Markel Corporation (“the Company”), will have the oversight responsibility, authority and specific duties as described below.

Composition

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence, financial literacy and expertise and other qualification requirements of the federal securities laws and the applicable regulations of the Securities and Exchange Commission and the New York Stock Exchange. The members of the Committee will be elected annually at the meeting of the full Board held in May. One of the members of the Committee will be elected Committee Chair by the Board.

Responsibility

The Committee is a part of the Board. It’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Committee and the Board as representatives of the shareholders. The Committee will make regular reports to the Board concerning its activities.

Limitations

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to determine whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to plan or conduct audits. This is the responsibility of management and the independent auditor. The Committee shall be entitled to rely on the integrity of the individuals and the organizations within and outside the Company from whom it receives information and the accuracy of the information provided to them by such individuals and organizations absent actual knowledge to the contrary. The Committee does not, and is not expected to, provide any expert or special assurance as to the Company’s financial statements or as to the independent auditors’ work.

Authority

The Committee shall have the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to take the steps it deems necessary to direct employees of the Company to internally investigate the matter or approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with requests made by members of the Committee.

Meetings

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent auditors and internal audit at least once each year and at other times when considered appropriate.

Suggested Activities

The following functions are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances. The Committee will:

1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2.	Conduct a review annually of the Committee’s performance and report thereon to the Board.

3.	Approve the selection, retention or termination of the Company’s independent auditors subject to shareholder ratification.

4.	Pre-approve all auditing services and permitted non-audit services to be performed by the independent auditor. The Committee may delegate authority for pre-approval to one or more members provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

5.	Review with the Company’s management, internal audit and independent auditors the Company’s accounting and financial reporting controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such controls.

6.	Review with the Company’s management, internal audit and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgements about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting.

7.	Review the scope of internal audit’s work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

8.	Review the scope and general extent of the independent auditors’ annual audit. The Committee’s review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will establish the fee arrangement with the independent auditors with such input from management as the Committee deems appropriate.

9.	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

10.	At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

—	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

—	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

—	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended relating to the conduct of the audit. Discussions will include the quality, and not just the acceptability, of the Company’s accounting principles and the underlying estimates in its financial statements, including the independent auditors’ judgement thereon, and audit adjustments.

11.	Understand how management develops interim financial information, and the nature and extent of internal and external audit involvement in reviewing that information.

12.	Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair and management of the Company of any matters that need to be communicated in accordance with SAS 61 identified through procedures followed for interim quarterly financial statements. Such notification is to be made prior to the related press release or, if not practicable, prior to filing Form 10-Q.

13.	Discuss with the independent auditors the quality of the Company’s financial, accounting and internal audit personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

14.	Review with management, internal audit and the independent auditors the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

15.	Review, with the Company’s general counsel, any legal or regulatory matter that may have a material impact on the financial statements.

16.	Based on review and discussions with management and independent auditors, including but not limited to, receipt and discussion of items mentioned above, recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K and approve the report required under SEC rules to be included in the Company’s annual proxy statement. The audit committee charter is to be published as an appendix to the proxy statement every three years or whenever changes are made.

17.	Review the appointment and replacement of the senior internal audit executive.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and the confidential anonymous submission by employees of concerns regarding accounting or auditing matters.

Appendix B

MARKEL CORPORATION

OMNIBUS INCENTIVE PLAN

March 6, 2003

MARKEL CORPORATION

OMNIBUS INCENTIVE PLAN

1.    Purpose.    The purpose of this Markel Corporation Omnibus Incentive Plan (the “Plan”) is to further the long term stability and financial success of Markel and its Subsidiaries by rewarding selected meritorious employees. The Board of Directors believes that such awards will provide incentives for employees to remain with Markel, will encourage continued work of superior quality and will further the identification of those employees’ interests with those of Markel’s shareholders.

2.    Definitions.    As used in the Plan, the following terms have the meanings indicated:

(a) “Applicable Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

(b) “Beneficiary” means the person or entity designated by the Participant, in a form approved by Markel, to exercise the Participant’s rights with respect to an Incentive Award or receive payment under an Incentive Award after the Participant’s death.

(c) “Board” means the Board of Directors of Markel Corporation.

(d) “Cause” means: (i) an act or acts of personal dishonesty of a Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or any of its Subsidiaries; (ii) a substantial violation of the management responsibilities by the Participant which is demonstrably willful and deliberate on the Participant’s part and which is not remedied in a reasonable period of time after receipt of written notice from the Employer; or (iii) the indictment of the Participant for a felony.

(e) “Change in Control” means the occurrence of any of the following events:

(i)    Stock Acquisition.    The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of Markel (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Markel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from Markel; (B) any acquisition by Markel; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Markel or any corporation controlled by Markel; or

(ii)    Board Composition.    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Markel’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Business Combination.    The consummation of a merger, consolidation, or sale or other disposition of all or substantially all of the assets of Markel; or

(iv)    Liquidation or Dissolution.    Approval by the shareholders of Markel of a complete liquidation or dissolution of Markel.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(h) “Company Stock” means common stock, no par value, of Markel. In the event of a change in the capital structure of Markel affecting the common stock (as provided in Section 14), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

(i) “Covered Employee” means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period of a Performance Grant.

(j) “Date of Grant” means the date on which the Committee grants an Incentive Award or a future date determined by the Committee.

(k) “Disability” or “Disabled” means a condition determined by the Committee to be a Disability.

(l) “Divisive Transaction” means a transaction in which the Participant’s Employer ceases to be a Subsidiary, a sale of substantially all of the assets of a Subsidiary, or a sale or other disposition of assets or of a line of business that is designated as a Divisive Transaction by the Committee.

(m) “Early Retirement” means a Participant’s termination of employment after age 55 and before age 65 with the Committee’s consent and without then engaging in employment in any aspect of the insurance industry after the termination of employment except for services rendered to Markel or a Subsidiary.

(n) “Employer” means Markel and each Subsidiary that employs one or more Participants.

(o) “Fair Market Value” means the fair market value of the Company Stock as of such date, under a methodology determined by the Committee, based on the then prevailing prices of the Company Stock on the New York Stock Exchange or another exchange designated by the Committee.

(p) “Good Reason” means, unless and to the extent otherwise waived in writing by the Participant, the termination of the Participant’s employment with the Company which is initiated by the Participant and that occurs within 180 days of any of the following events (excluding for this purpose, isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company within 15 days after receipt of written notice thereof given by the Participant):

(i) a decrease in the Participant’s aggregate annual base salary and incentive bonus opportunity in effect as of the date of the Change in Control or a material reduction in the amount of additional benefits or perquisites provided to the Participant as of the date of the Change in Control;

(ii) the assignment of duties and responsibilities to the Participant that materially reduce the level and types of duties and responsibilities of the Participant as of the date of the Change in Control;

(iii) a material change in the Participant’s working conditions which causes such working conditions to cease to be comparable to the working conditions of similarly situated employees of Company and its Subsidiaries after the date of the Change in Control; or

(iv) the Company changes by 50 miles or more the principal location in which the Participant is required to perform services from the location at which the Participant was employed as of the date of the Change in Control.

(q) “Incentive Award” means, collectively, a Performance Grant or the award of Restricted Stock, a Restricted Stock Unit, or a Stock Award under the Plan.

(r) “Markel” means Markel Corporation.

(s) “Participant” means any employee or director of Markel or a Subsidiary who receives an Incentive Award under the Plan.

(t) “Performance Criteria” means any of the following areas of performance of Markel, or any Subsidiary:

underwriting loss ratio; underwriting combined ratio; expense ratio; book value; investment return; return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of Company Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

Any Performance Criteria may be used to measure the performance of Markel as a whole or any Subsidiary or business unit of Markel. As determined by the Committee, Performance Criteria shall be derived from the financial statements of Markel, its Subsidiaries or affiliated entities prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

(u) “Performance Goal” means, for a Covered Employee, an objectively determinable performance goal that relates to one or more Performance Criteria and that is established by the Committee with respect to a given Performance Grant. For a Participant who is not a Covered Employee, a Performance Goal means any goal or measurement established by the Committee, including subjective performance factors.

(v) “Performance Grant” means an Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to Section 7.

(w) “Restricted Stock” means Company Stock awarded under Section 5.

(x) “Restricted Stock Unit” means a right granted to a Participant to receive Company Stock or cash awarded under Section 6.

(y) “Retirement” means a Participant’s termination of employment after age 65.

(z) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(aa) “Stock Award” means Company Stock awarded pursuant to Section 8.

(bb) “Subsidiary” means any corporation or other entity in which Markel directly or indirectly owns stock or ownership interests representing more than 50 percent of the combined voting interests of such entity.

3.    Stock.

(a) Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of one hundred fifty thousand (150,000) shares of Company Stock, which shall be authorized, but unissued shares, plus any shares of Company Stock which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to Markel. Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be subjected to an Incentive Award under the Plan. Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of an Employer acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan.

(b) No more than fifty thousand (50,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any 36-month period. The maximum cash payment that can be made for all Incentive Awards granted to any one individual shall be $2,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant shall be subject to the limit on the maximum cash payment in the year in which the deferral is made and not in any later year in which payment is made.

4.    Eligibility.

(a) All present and future employees of Markel, or a Subsidiary at the time of grant shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

(c) When granting Incentive Awards to employees of a non-U.S. Subsidiary, the Committee shall have complete discretion and authority to grant such Incentive Awards in compliance with all present and future laws of the country or countries that may apply to the grant of the Incentive Award or the issuance of Company Stock pursuant to the Incentive Award. Such authorization shall extend to and includes establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulation requirements imposed by the foreign country or countries.

5.    Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the Restricted Stock is subject, including the period of time before which all restrictions shall lapse and the Participant shall have full ownership of the Company Stock (the “Restriction Period”). The Committee in its discretion may award Restricted Stock without cash consideration.

(b) Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed. For certificated shares, Certificates representing Restricted Stock shall be held by Markel until the restrictions lapse and the Participant shall provide Markel with appropriate stock powers endorsed in blank.

6.    Restricted Stock Units.

The Committee may make grants of Restricted Stock Units to Participants. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock Unit shall entitle the Participant to receive from Markel a share of Company Stock or a cash amount equal to the Fair Market Value of the Company Stock on the date that the restrictions lapse.

7.    Performance Grants.

(a) The Committee may make Performance Grants to any Participant. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, any Performance Goal during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

(c) The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.

(d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met for a Covered Employee.

8.    Stock Awards.    The Committee may make Stock Awards to any Participant. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the satisfaction of any performance restrictions on a Stock Award. Markel shall issue the Common Stock under a Stock Award upon the satisfaction of the terms and conditions of a Stock Award.

9.    Tax Withholding.    Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving an Incentive Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. To satisfy Applicable Withholding Taxes and under procedures established by the Committee or its delegate, a Participant may elect to (i) make a cash payment or authorize additional withholding from cash compensation, or (ii) have Markel retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

10.    Transferability of Incentive Awards.    Incentive Awards shall not be transferable by a Participant and exercisable by a person other than the Participant, except as expressly provided in the Incentive Award.

11.    Deferral Elections.    The Committee may permit Participants to elect to defer the issuance of Company Stock or the settlement of awards in cash under the Plan pursuant to such rules, procedures, or programs as it may establish.

12.    Effective Date of the Plan.    The effective date of the Plan is March 6, 2003. The Plan shall be submitted to the shareholders of Markel for approval. Until (i) the Plan has been approved by Markel’s shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Incentive Award shall be awarded that is not contingent on these events.

13.    Termination, Modification, Change.    If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 5, 2013. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14) unless such change is authorized by the shareholders of Markel. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

14.    Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, share exchange, recapitalization or merger in which Markel is the surviving corporation, spin-off or split-off of a Subsidiary, or other change in Markel capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of Markel), the number and kind of shares of stock or securities of Markel to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a) or 3(b), the exercise price, the terms of Incentive Awards and other relevant provisions shall be adjusted by the Committee in its discretion, whose determination shall be binding on all persons.

(b) If Markel is a party to a consolidation or a merger in which Markel is not the surviving corporation, a transaction that results in the acquisition of substantially all of Markel’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of Markel’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

15.    Administration of the Plan.

(a) The Committee shall administer the Plan. The Committee shall have general authority to impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

(b) The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(c) The Committee shall have the power and complete discretion (i) to delegate to any individual, or to any group of individuals employed by the Company or any Subsidiary, the authority to grant Incentive Awards under the Plan and (ii) to determine the terms and limitations of any delegation of authority.

(d) If the Participant’s Employer is involved in a Divisive Transaction, the outstanding Incentive Awards will be vested prorata based on time and service, unless the Committee determines otherwise in its sole discretion.

(e) If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of an Employer, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel all outstanding Incentive Awards, regardless of whether then exercisable, (B) require the Participant or former Participant to repay any payment received under a Incentive Award within the previous two years, and/or (C) offset any other amounts owed to the Participant by any payment received under an Incentive Award within the previous two years.

(f) In the event of the death of a Participant, any outstanding Incentive Awards that are otherwise exercisable may be exercised by the Participant’s Beneficiary or, if no Beneficiary is designated, by the personal representative of the Participant’s estate or by the person to whom rights under the Incentive Award shall pass by will or the laws of descent and distribution.

16.    Change in Control.    Notwithstanding any provision of the Plan or any Incentive Award to the contrary, within 12 months after a Change in Control, if a Participant is involuntarily terminated without Cause or terminates employment for Good Reason, (i) all terms and conditions on Restricted Stock and Restricted Stock Units shall be deemed satisfied and fully vested, and (ii) all Performance Grants and Stock Awards shall be deemed to be fully earned and each shall be immediately issued or paid as the case may be. The Committee may make provision for deferral of any Incentive Award under the provisions of Section 11.

17.    Grants To Outside Directors.    Incentive Awards may be made to directors on the Board if such directors are not employees of Markel or a Subsidiary (“Outside Directors”). The Board shall have the power and complete discretion to select Outside Directors to receive Incentive Awards. The Board shall have the complete discretion, under provisions consistent with Section 15 as to Participants, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each Incentive Award for each Outside Director. The grant of an Incentive Award shall not obligate Markel to make further grants to the Outside Director at any time thereafter or to retain any person as a director for any period of time.

18.    Interpretation and Venue.    The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws rules. The United States District Court for the Eastern District of Virginia or the Circuit Court for the County of Henrico shall have exclusive jurisdiction over any disputes arising out of or related to this Plan or Incentive Awards.

— FOLD AND DETACH HERE —

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 14, 2003

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 2, 2003 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 17, 2003, at the Annual Meeting of Shareholders to be held on May 14, 2003, and any adjournment thereof.

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, and 4.

(1) Election of Directors

      ☐ FOR all nominees listed                                                     ☐ WITHHOLD AUTHORITY to vote for all

           (except as indicated to the contrary)                                        nominees listed

Nominees: Douglas C. Eby, Thomas S. Gayner, Leslie A. Grandis, Stewart M. Kasen, Alan I. Kirshner, Anthony F. Markel, Gary L. Markel, Steven A. Markel, Darrell D. Martin, Jay M. Weinberg

            (INSTRUCTION: To withhold authority to vote for any individual nominee writes the nominee’s name on the line provided below.)

(Please date and sign on the reserve side)

— FOLD AND DETACH HERE —

(2) To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2003.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(3) To approve the Company’s Omnibus Incentive Plan.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(4) To approve the amendment to the Company’s Bylaws to change the number of directors to not less than three nor more than fifteen.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(5) In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, and 4.

Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

Signature:

Dated:                                                                                                     , 2003

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

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